    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1999

                                                      REGISTRATION NO. 333-03589
================================================================================




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   ON FORM S-3
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                                  IMATEC, LTD.
             (Exact name of Registrant as specified in its charter)


    DELAWARE                         3861                        11-3289398
(State or other              (Primary Standard                (I.R.S. Employer
jurisdiction of         Classification Code Number)          Identification No.)

                                   -----------

                                  IMATEC, LTD.
                              150 East 58th Street
                               New York, NY 10155
                    (Address of principal place of business)


                                  HANOCH SHALIT
                             Chief Executive Officer
                              150 East 58th Street
                               New York, NY 10155
                                 (212) 826-0440

     (Name, address, and telephone number of principal executive offices and agent for service)

                                   Copies to:

--------------------------------------------------------------------------------

                            ROBERT STEVEN BROWN, ESQ.
                              Brock Silverstein LLC
                          800 Third Avenue, 21st Floor
                          New York, New York 10022-4611
                   (212) 371-2000 / (212) 371-5500 (Telecopy)
                              RBROWN@BROCKFIRM.COM

--------------------------------------------------------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                ----------------

                         CALCULATION OF REGISTRATION FEE

                                                                              PROPOSED      PROPOSED
                                                                              MAXIMUM        MAXIMUM
                                                                              OFFERING      AGGREGATE     AMOUNT OF
               TITLE OF EACH CLASS OF                    AMOUNT TO BE        PRICE PER      OFFERING     REGISTRATION
            SECURITIES TO BE REGISTERED                   REGISTERED            UNIT          PRICE          FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share             4,000,000 shares        $6.50       $26,000,000      $7,228
(1)(2)

Common Stock, par value $.0001 per share               835,177 shares        $0.79 (4)      $665,553        $185
(2)(3)
---------------------------------------------------------------------------------------------------------------------
TOTAL                                                  835,177 shares        $26,665,553      $7,413
--------------------------------------------------------------------------------------------------------------------


(1) Represents the shares of Common Stock issuable upon the exercise of the Warrants.
(2) Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, as amended.
(3) Represents shares of Common Stock that may be sold by a certain stockholder of the Company.
(4) Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of computing the amount of the registration fee, based upon the average of the bid and the ask price of the common stock ($0.7969) as reported on the OTC Bulletin Board on October 14, 1999.

                                   -----------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                  SUBJECT TO COMPLETION, DATED OCTOBER 28, 1999

PROSPECTUS


                                  IMATEC, LTD.


                                4,835,177 SHARES
                                 OF COMMON STOCK
                                   -----------

         In an initial public offering in October 1996, we issued Warrants to purchase our common stock. Under this prospectus, we are offering the shares of our common stock that holders of Warrants may purchase upon exercising the Warrants. This prospectus also relates to the offering of 835,177 shares of common stock by a selling stockholder. We will not receive any proceeds from the sale of the selling stockholder's shares of common stock.

         The common stock may be offered from time to time by the selling stockholder through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

         Our common stock and warrants currently trade on the OTC Bulletin Board under the symbols "IMEC" and "IMECW," respectively. On October __, 1999, the last reported bid price of the common stock and warrants on the OTC Bulletin Board was $_____ and $____, respectively.


         Our principal executive offices are located at 150 East 58th Street, New York, New York 10155.

         THE WARRANT EXPIRATION DATE OF THE 4,000,000 WARRANTS ISSUED IN OUR INITIAL PUBLIC OFFERING IS OCTOBER 28, 1999.

         THE SECURITIES OFFERED HEREBY INVOLVE RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                                   -----------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   -----------
                 THE DATE OF THIS PROSPECTUS IS OCTOBER 28, 1999

                                   -----------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary............................................................ 2
              The Company..................................................... 2
              The Offering.................................................... 3
Risk Factors.................................................................. 3
Use of Proceeds...............................................................10
Selling Stockholder...........................................................10
Plan of Distribution..........................................................10
Description of the Warrants...................................................11
Description of Capital Stock..................................................12
Disclosure of SEC Position on Indemnification for Securities Act Liabilities..13
Legal Matters.................................................................13
Experts.......................................................................13
Where You Can Find More Information...........................................13



         This prospectus contains and incorporates by reference certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition and results of operations, including, without limitation, statements under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual and quarterly reports. These forward looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward looking statements will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the factors discussed in the section of this prospectus entitled "Risk Factors."

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, contained or incorporated by reference in this prospectus.


                                   THE COMPANY

         We were incorporated in 1988 to develop, design, market and license our proprietary technology. Our technology enhances image reproduction by reducing the distortion that normally occurs in the imaging process. We create applications, known as Imatec 20/20 Systems, for use in the medical imaging, graphic arts, computers, cinematography and TV/video markets. Each application is a system, of hardware and software components designed for a specific market. Based on the results of extensive testing, we developed an Imatec 20/20 System for medical diagnostic imaging devices which we believe improves the quality of film reproduction of images taken by imaging devices such as Magnetic Resonance Imaging scanners computer tomography scanners and Ultrasound scanners. The Imatec 20/20 System for medical diagnostic imaging devices improves the quality of film reproduction regardless of the type of medical imaging film used. We have also developed an Imatec 20/20 System for the medical imaging field of teleradiology, which relates to viewing the same medical image on different monitors in separate locations. Although the first applications of our technology were for the medical diagnostic imaging field, which only require black and white reproduction, we have developed an Imatec 20/20 System designed to reduce distortions of reproduction of color images to facilitate our development of Imatec 20/20 Systems for non-medical imaging fields.

         Our technology is designed to correct the existing tone and color distortions between an original image and its reproduction. Unlike our Imatec 20/20 Systems, current imaging systems create distorted reproductions which are usually adjusted subjectively. Aspects of our technology are set forth in three United States patents and one European patent, referred to herein as the "Patents", which have been licensed to us by Dr. Hanoch Shalit, our President and Chief Executive Officer. We designed, built and tested a prototype of an Imatec 20/20 System that can be used with MRI, CT and Ultrasound scanners.

         Our strategy is to:

         - protect our proprietary technology, including the Imatec 20/20 by enforcing our legal rights with respect thereto, including pursuing our current litigation with Apple Computers,


         - market our technology and the Imatec 20/20 Systems for licensing purposes, and


         - continue to research and develop other applications of our technology in the medical imaging field and in other imaging fields, such as graphic arts, cinematography, computers and TV/video. We do not presently intend to engage in any manufacturing, sales, distribution or service activities with respect to the Imatec 20/20 Systems or products that incorporate our technology.

                                  THE OFFERING

Securities Offered by the Company....................  We are offering 4,000,000 shares of our common stock issuable upon the exercise of the Warrants.

Securities Offered by the Selling Stockholder........  835,177 shares of our common stock may be sold by our selling stockholder. We will not receive any proceeds from the sale of these shares.

Expiration of Warrants...............................  The Warrants will expire on October 28, 1999.

Exercise of Warrants.................................  The Warrants  became  exercisable  on October 29, 1996.  Each
                                                       Warrant  entitles  its  holder to  purchase  one share of our common stock at an exercise price of $6.50 per share.

Listing or Quotation of Common Stock.................  Our common stock and warrants currently trade on the OTC Bulletin Board under the symbols "IMEC" and "IMECW," respectively.

Registration.........................................  We will use our best efforts to register the common stock being sold under this registration statement continuously effective.

Use of Proceeds......................................  We will not receive any proceeds from the sale of the common stock by our selling stockholder. To the extent that any Warrants are exercised, we will receive the exercise price for the common stock we issue. The proceeds, if any, will be used for working capital purposes.


                                  RISK FACTORS


         WE ARE A DEVELOPMENT STAGE COMPANY AND OUR FUTURE PROFITABILITY IS UNCERTAIN.

         We are in the development stage and have earned nominal revenues from operations. Since our formation in November 1988, our principal activities have been:

         - research and development related to our technology and the Imatec 20/20 System for the medical diagnostic imaging field,

         - testing the Imatec 20/20 System designed for the medical diagnostic imaging field, and

         - securing the intellectual property rights to our technology, including filing and obtaining patents.

         Primarily as a result of expenses incurred in connection with research and development and related activities, as of December 31, 1997 and 1998, we have had an accumulated stockholder's deficit of $4,860,327 and $5,636,986, respectively. We have continued to incur losses since December 31, 1998. We may experience problems, delays, expenses, difficulties and risks normally encountered by a company in the development stage, many of which may be beyond our control. Such risks may include, but are not limited to, unanticipated problems relating to the continued developing, testing and marketing of our technology. In addition, we will also face a number of risks specific to entities attempting to introduce new technologies, including, but not limited to:

         - the existence or development of competing technologies, including those technologies that are incompatible with our technology,

         - our inability to respond in a timely manner to changing technologies, and

         - the potential obsolescence of our technology as a result of changing technologies.


         We expect to continue to incur losses until our revenues exceed our expenses. There can be no assurance that the application of our technology to the medical diagnostic imaging field, or to any other field, will be successful, or that we will be able to successfully license or otherwise exploit our technology or any of the Imatec 20/20 Systems. There can be no assurance that we will ever be profitable.

         WE MAY NEED ADDITIONAL FINANCING.

         We may require additional financing and, if required, there can be no guarantee that it will be available to us on acceptable terms, or at all. Factors that may lead to a need for additional financing include changes in technologies or the need to directly engage in the manufacture, sales, distribution and service of products based on our technology. There can be no assurance that we will not suffer from these or any other problems, any of which may have a material adverse effect on our business.

         OUR TECHNOLOGY MAY NOT GAIN MARKET ACCEPTANCE.

         Although we have successfully tested the Imatec 20/20 Systems with respect to the medical diagnostic imaging field, our technology has not been widely accepted in the marketplace and there can be no assurance that a market for our products or our technology will develop. Consequently, although we will seek to license our technology and the Imatec 20/20 Systems to third parties in the medical diagnostic imaging field, there can be no assurance that we will be successful in generating any licensing income. In addition, part of our strategy is to continue to research and develop our technology for other applications in the medical imaging areas and in other imaging fields, such as graphic arts, computer, cinematography and TV/video fields. Our Imatec 20/20 Systems reduce the distortion of reproduction of color images, which we believe will facilitate the application of an Imatec 20/20 System to non-medical imaging fields. There can be no assurance, however, that we will be able to apply our technology to any other markets or that a market will develop for the Imatec 20/20 Systems in the medical diagnostic imaging field or any other field. Nor can we offer any assurance that our technology or the Imatec 20/20 Systems will ever receive acceptance from any intended users.

         OUR INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE.

         The image enhancement field is subject to rapid and significant technological change that may render the Imatec 20/20 Systems, our technology or products that incorporate our technology obsolete or incompatible with the machines they are intended to complement. In addition, rapid technological changes may impose additional, unforeseen costs if we are required to modify our technology and the Imatec 20/20 Systems to adapt to such changes. There can be no assurance that we will be able to successfully modify or upgrade our technology and Imatec 20/20 Systems as may be necessary in a timely manner, or at all.

         There are a number of entities that are engaged in the research and development of image enhancement products, including some entities that build image enhancement devices that compete directly with our technology or the Imatec 20/20 Systems in the color management field. These entities may in the future develop technologies or products that compete render our technology obsolete. Potential and current competitors include independent companies, universities and public and private research organizations, most of which are well established and have substantially greater marketing, financial, technological and other resources than we do. In addition, the medical imaging field in particular is dominated by large, well established corporations. There can be no assurance that competitors to Imatec 20/20 Systems will not succeed in securing patents and developing technologies or products that are more effective than our technology or the Imatec 20/20 Systems. As a result, our technology and the Imatec 20/20 Systems may become obsolete or non-competitive.

         WE HAVE LIMITED MARKETING CAPABILITIES, AND NO MANUFACTURING, SALES, DISTRIBUTION AND TECHNICAL SUPPORT CAPACITIES.

         We do not presently intend to engage in the manufacturing process or the accompanying sales, distribution and technical services support functions. We are therefore dependent on licensees of our technology or the Imatec 20/20 Systems and other third parties in connection with the manufacturing, distribution and service of products that incorporate our technology or the Imatec 20/20 Systems. The manufacturing, sales, distribution and service of products are capital and labor intensive, and beyond our current capabilities. Similarly, we have, and will continue to have for the foreseeable future, limited marketing and licensing capabilities. Our marketing and licensing strategy will rely on unaffiliated licensees and other third parties to successfully manufacture and effect sales of products which incorporate our technology or the Imatec 20/20 Systems as well as provide the necessary service, repair and technical support. There can be no assurance that we will be able to rely on unaffiliated licensees and third parties to successfully effect the manufacture, sales and service of products incorporating our technology or the Imatec 20/20 Systems, or that we will not have to make significant additional capital expenditures in the event that we cannot rely on such licensees and third parties. Moreover, any additional capital expenditures are beyond our current means, and may also include the employment of additional personnel to successfully effect the manufacture, sales, distribution or service of products incorporating our technology or the Imatec 20/20 Systems.

         WE MAY NOT BE ABLE TO ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

         We are the exclusive licensee of the patents relating to our technology. The owner and licensor of the patents is Dr. Hanoch Shalit, our President and Chief Executive Officer. Notwithstanding our exclusive licensing agreement with Dr. Shalit, there can be no assurance that others will not independently develop similar technologies, or design around the Patents. If others are able to design around the patents, our business will be materially adversely affected. Further, we will have very limited, if any, protection of its proprietary rights in those jurisdictions where we have not effected any patent filings or where we fail to obtain patent protection. Even though the Patents have been issued by the United States Patent and Trademark Office and the European Patent Office, challenges may be instituted by third parties as to the validity and enforceability of the Patents. There also can be no assurance that others will not be able to successfully assert a claim with regard to the Patents, our technology or the Imatec 20/20 Systems under their own intellectual property rights. The costs of litigation or settlement in connection with the defense of any third party challenges relative to the validity and enforceability the patents and to prevent any infringement of the Patents by third parties, which in accordance to the license agreement are our responsibilities, could be substantial. Moreover, in the event that we are unsuccessful in any such litigation, we could be materially adversely affected.

         In certain instances, for business reasons, we may choose not to seek patent protection for all of our innovations. In those instances, we may rely on trade secrets and know-how to protect our innovations. There can be no assurance that protectable trade secrets or know-how will be established or, if established, that they will remain protected, or that others will not independently and lawfully develop similar or superior innovations. We require all employees to sign non-disclosure, non-competition, confidentiality and invention assignment agreements. Similarly, all directors, consultants and other parties to whom confidential information has been or will be disclosed have agreements containing confidentiality provisions and covenants not to compete. There can be no assurance, however, that any such confidentiality or non-compete provisions will be complied with or will be enforceable.

         WE MAY NEED FDA CLEARANCE.

         We are not certain whether we, or a potential licensee of our technology or the Imatec 20/20 Systems for medical imaging applications, will obtain any required clearances for medical devices from the United States Food and Drug Administration for the Imatec 20/20 Systems. The clearance process is expensive and time consuming. In order to clinically test, produce, and market a medical device that requires FDA clearance, we or a licensee, as the case may be, must satisfy numerous mandatory procedures, regulations, and safety standards established by the FDA, and comparable state and foreign regulatory agencies. Typically, these standards require that the products be cleared by the FDA as safe and effective for their intended use prior to being marketed for human applications. In the event that any FDA clearances are required, there can be no assurance that the applicable clearances will be granted, or that the length of time for clearance will not be extensive, or that the cost of attempting to obtain any applicable clearances will not be prohibitive.

         The FDA employs a rigorous system of regulations and requirements governing the clearance processes for medical devices, requiring, among other things, the presentation of substantial evidence, including clinical studies, establishing the safety and efficacy of new medical devices. The principal methods by which FDA clearance is obtained are pre-market approval, which is for products that are not comparable to any other product in the market, or filing a pre-market notification under Section 510(k) of the Federal Food, Drug and Cosmetic Act, which is for products that are substantially equivalent to products that have already received FDA clearance. Although both methods may require clinical testing of the products in question under an approved protocol, because pre-market approval clearance relates to more unique, invasive and potentially higher risk products, it is more complex and time consuming. Applicants under the 510(k) procedure must prove that the products for which clearance is sought are substantially equivalent to products on the market prior to the Medical Device Amendments of 1976, or products approved thereafter pursuant to the 510(k) procedure. The review period for a 510(k) application is approximately 90 days from the date of filing the application, although there can be no assurance that the review period will not be longer.

         Under the pre-market approval procedure, the applicant is required to conduct substantial clinical testing to determine the safety, efficacy and potential hazards of the product. The review period under a pre-market approval application is 180 days from the date of filing, and the application is not automatically deemed cleared if not rejected during that period. The preparation of a pre-market approval application is significantly more complex, expensive and time consuming than the 510(k) procedure. Further, the FDA can request additional information, which can prolong the clearance process.

         Based upon the non-invasive nature of our technology, we believe primarily that only a 510(k) application and approval will be required for the Imatec 20/20 System for medical imaging applications, although there can be no assurance that a pre-market approval will not be required.

         In order to conduct human clinical studies for any medical procedure proposed for our products, we or a licensee, as the case may be, could also be required to obtain an investigational device exemption from the FDA or clearance of an institutional review board, which would further increase the time before potential FDA clearance. In order to obtain an investigational device exemption, we or a licensee, as the case may be, may be required to submit an application to the FDA or an institutional review board, including a complete description of the product, and detailed medical protocols that would be used to evaluate the product. In the event an application were found to be in order, an investigational device exemption would ordinarily be granted promptly thereafter.

         The FDA also imposes various requirements on manufacturers and sellers of medical devices under its jurisdiction, such as medical device listing, labeling, manufacturing practices, record keeping and reporting requirements. The FDA may also require post-market testing and surveillance programs to monitor a product's effect. In the event that we or a licensee, as the case may be, is required to obtain clearance for the Imatec 20/20 Systems, there can be no assurance that the appropriate clearance from the FDA will be obtained, that the process to obtain such clearance will not be excessively expensive or lengthy, or that we or a licensee, as the case may be, will have sufficient funds to pursue such clearances. Accordingly, our inability to receive requisite clearance for the Imatec 20/20 Systems would prevent us from commercializing our technologies as intended, and would have a material adverse effect on our business.

         Even after regulatory clearance is obtained, any clearance may include significant limitations on indicated uses. Further, regulatory clearances are subject to continued review, and later discovery of previously unknown problems may result in restrictions with respect to a particular product or manufacturer, including withdrawal of the product from the market, or sanctions or fines being imposed on us or our licensees, as the case may be.

         Distribution of the Imatec 20/20 Systems or licensing of our technology in countries other than the United States may be subject to regulation in those countries. There can be no assurance that we or a licensee, as the case may be, will be able to obtain the approvals necessary outside of the United States.

         WE ARE DEPENDENT ON OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER.

         We depend on the continued involvement of Dr. Shalit. The loss or unavailability of Dr. Shalit could materially adversely affect us. We are the sole beneficiary of a "key man" life insurance policy on the life of Dr. Shalit in the principal amount of $1,000,000.

         OUR MANAGEMENT HAS LIMITED BUSINESS EXPERIENCE.

         Since our inception in 1988, we have primarily engaged in research and development activities and the manufacture of test and pre- production prototypes of an Imatec 20/20 System for the medical diagnostic imaging field. Presently, our only executive officer is Dr. Hanoch Shalit. Dr. Shalit has limited experience in operating a business engaged in the licensing of intellectual property. Therefore, our ability to succeed will depend upon our ability to hire and retain senior level, highly-skilled personnel experienced in the operation of certain aspects of our business, such as accounting, management, licensing and marketing. Competition for qualified personnel is intense and there can be no assurance that we will be successful in attracting and retaining personnel. Our failure to attract and retain additional qualified personnel would have a material adverse effect on our business.

         WE HAVE DO NOT HAVE ANY PRODUCT LIABILITY INSURANCE.

         Our business could expose us to product liability claims. We currently have no product liability insurance, although we intend to attempt to obtain such insurance before any of our products are sold commercially. There can be no assurance we will be able to obtain product liability insurance on acceptable terms or that such insurance, if obtained, will provide adequate coverage against potential liabilities.

         OUR OFFICERS AND DIRECTORS CONTROL THE COMPANY.

         Our current officer and directors own approximately 23.3% of the issued and outstanding shares of our common stock. Accordingly, although not representing a majority of our voting securities, our current management will nevertheless be able to significantly influence the election of our directors and generally direct our affairs.

         WE HAVE NOT PAID DIVIDENDS.

         We have never paid any dividends with respect to our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. Any earnings which we may realize in the foreseeable future will be retained to finance our growth.

         WE ARE INVOLVED IN LITIGATION WITH APPLE COMPUTER CORP. AND THE OUTCOME WILL LIKELY HAVE A SIGNIFICANT EFFECT ON OUR BUSINESS.

         In February 1998, we filed a patent infringement complaint for $1.1 billion against Apple Computer Corp. in federal court in New York. The suit alleges that Apple has infringed on the Patents by making, using, and selling its ColorSync color management systems. The Patents include: US Letter Patent No. 4,939,581, entitled, "Method and System in Video Image Hard Copy Reproduction"; Patent No. 5,115,229, entitled "Method and System in Video Image Reproduction"; and Patent No. 5,345,315, entitled "Method and System for Improved Tone and Color Reproduction of Electronic Images on Hard Copy Using for a Closed Loop Control." The complaint claims Apple's acts of infringement are being committed willfully, without our consent, and with full knowledge by Apple of our rights under the Patents. We are seeking a preliminary and permanent injunction enjoining Apple from infringing and inducing others to infringe our Patents. A trial by jury has been demanded on all issues.

         In March 1998, Apple filed a counterclaim, alleging that the patents-in-suit are invalid, not infringed and unenforceable. We cannot give any assurance that we will be successful in this litigation. In the event that we do not succeed, our business could be materially adversely affected.

         OUR CHARTER AND BY-LAWS CONTAIN ANTI-TAKEOVER PROVISIONS.

         Our Board of Directors has the authority to issue up to 2,000,000 shares of our preferred stock in one or more series and to determine the number of shares in each series, as well as the designations, preferences, rights and qualifications or restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no present plans to issue shares of preferred stock. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

         WE HAVE SHARES ELIGIBLE FOR FUTURE SALES.

         Future sales of substantial amounts of our common stock, or the perception that such sales may occur, could adversely affect the value of our common stock and could impair our ability to raise additional capital in the future through the sale of equity securities. After giving effect to the issuance of our common stock upon the exercise of the Warrants, there will be approximately 7,735,201 million shares of common stock outstanding. In addition we have reserved the sufficient number of shares of common stock for issuance upon the exercise of other outstanding warrants and pursuant to employee benefit and stock incentive plans.

         THERE IS NOT AN ACTIVE PUBLIC MARKET FOR THE SHARES OF OUR COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS.

         There is not an active public market for our common stock or warrants, and there can be no assurance that one will develop, or if developed, be sustained. Our securities are quoted in the over-the-counter market National Quotation Bureau "pink sheets" and on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it difficult to dispose of, or obtain, accurate quotations as to the market price of our securities, which may materially adversely affect the liquidity of the market for them. In addition, our securities were delisted from Nasdaq and are subject to the low-priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell our securities. For any transaction involving our common stock, the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commission payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the customer's account. The prices and liquidity of our securities may be materially adversely affected if our market makers were to discontinue their activities for any reason.

         OUR BUSINESS IS SUBJECT TO THE "YEAR 2000" PROBLEM.

         Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with such "Year 2000" requirements. Our business is depend on the operations of numerous systems that could potentially be impacted by year 2000 related problems. Those systems include, among others:

         -    the internal systems of our customers and suppliers,

         - the hardware and software systems used in the management of our business, and

         - non-information technology systems and services used in business, such as telephone systems and building systems.

         We have internally reviewed the proprietary software systems used in the management of our business. Although we believe that our systems are designed to be Year 2000 compliant, we use third-party equipment software that may not be Year 2000 complaint. Failure of third parties or currently owned equipment or software to operate properly with regard to the Year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems. We do not believe that these expenses would have a material adverse impact on our business, prospects, financial condition and results of operations.

         We do not presently have a contingency plan for handling Year 2000 problems that are not detected and corrected prior to their occurrence. Our failure to address any unforeseen Year 2000 issues could adversely impact our business, prospects, financial condition and results of operations.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock offered by our selling stockholder. To the extent that any holder exercises Warrants, we will receive an exercise price of $6.50 per share of common stock we issue. In the event that no warrants are exercised, we will not receive any proceeds from this offering. We will use the proceeds, if any, for general working purposes.



                               SELLING STOCKHOLDER

         Dr. Hanoch Shalit, our selling stockholder, is offering 835,177 shares of his common stock, representing 22.4 of our total issued and outstanding common stock.

         Dr. Hanoch Shalit is our founder and has been our Chairman of the Board of Directors, President, Chief Executive Officer, and Secretary since our inception in November 1988. From September 1982 until June 1987, Dr. Shalit was employed as a senior chemist with Chemco Photo Products, a private imaging company. From June 1987 until November 1988, Dr. Shalit was employed by the FONAR Corporation, a public imaging company where he was the President of the Photographic Sciences Division in charge of production, sales, and service for the FONAR Corporation's photographic products. Dr. Shalit earned a B.S. (Honors) in the Sciences of Photography from the Polytechnic of Central London (now known as University of Westminster) in Great Britain in 1978 and a Ph.D. in Physics from the University of London in 1981.


                              PLAN OF DISTRIBUTION

         We will apply to list the common stock issuable upon exercise of the Warrants and the common stock offered by our selling stockholder on the OTC Bulletin Board. Our outstanding common stock and warrants are currently listed on the OTC Bulletin Board. We have undertaken to pay expenses associated with the shares of our common stock issued upon exercise of the Warrants and the common stock offered by our selling stockholder, including, but not limited to, Securities and Exchange Commission filing fees. We have agreed to indemnify the holders of common stock issuable upon exercise of Warrants and shares of our the common stock offered by our selling stockholder, including those arising under the Securities Act. We do not intend that holders of the Warrants will use this prospectus in connection with resale of our common stock.


                           DESCRIPTION OF THE WARRANTS

         The Warrants were issued in our initial public offering on October 29, 1996 pursuant to a warrant agreement between us and Continental Stock Transfer & Trust Company, our transfer agent. The following summary of certain provisions of the warrant agreement does not purport to be complete and is qualified in its entirety by reference to the warrant agreement and the Warrants, including the definitions of certain terms in the warrant agreement and the Warrants.

EXERCISE PRICE:       $6.50 for one share of our common stock.

         Each Warrant, when exercised by its holder, will entitle the holder to receive one fully paid and non-assessable share of our common stock at an exercise price of $6.50 per share. The exercise price and the number of shares of our common stock issuable upon exercise of a Warrant are both subject to adjustment in accordance with the warrant agreement. We may redeem any outstanding Warrants under certain circumstances for $.10 per Warrant provided that the average closing bid price of our common stock equals or exceeds $2.50 per share for any 20 of 30 consecutive trading days.

EXPIRATION DATE:      October 28, 1999.

         The Warrants became exercisable on October 29, 1996. Unless exercised, the Warrants will expire on October 28, 1999. The Warrants entitle the holders of the Warrants to purchase, in the aggregate, 4,000,000 shares of our outstanding common stock on a fully-diluted basis.

EXERCISE AND PAYMENT PROCEDURES

         Holders may exercise the Warrants by surrendering the Warrant certificates to Continental Stock Transfer, evidencing the Warrants to be exercised, along with the accompanying form of election to purchase, properly completed and executed, and the payment of exercise price. Holders may choose to pay the exercise price in the form of cash, by a certified or official bank check payable to the order of Imatec, Ltd., or as otherwise described in the warrant agreement. Upon surrender of the Warrants, Continental Stock Transfer will deliver stock certificates representing the number of whole shares of our common stock to which the holder is entitled under the Warrants and the warrant agreement. If less than all of the Warrants evidenced by a Warrant certificate are exercised, Continental Stock Transfer will issue a new Warrant certificate.

WARRANT HOLDERS DO NOT HAVE COMMON STOCKHOLDER RIGHTS

         The holders of the Warrants have no right to vote on matters we submit to our stockholders and no right to receive dividends. The holders of Warrants will not be entitled to share in our assets in the event of a liquidation, dissolution or winding up. In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised Warrants are executory contracts, subject to rejection by us with approval of the bankruptcy court. The holders of Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their Warrants prior to the commencement of any such case.

WE MUST KEEP THE REGISTRATION STATEMENT EFFECTIVE

         We have undertaken to use our best efforts to keep the registration statement, of which this prospectus is a part, continuously effective until the Warrants expire or, if earlier, all of the common stock we issue upon exercise of Warrants cease to be restricted securities. A Warrant or share of common stock ceases to be restricted security when such Warrant or share, as applicable:

         - has been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering it,

         -    is distributed to the public pursuant to Rule 144, or

         - may be sold or transferred pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or otherwise.

There can be no assurance that we will be able to keep this registration statement effective.


                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.0001 per share and 2,000,000 shares of preferred stock, par value $0.0001 per share. On June 30, 1999, there were 3,735,201 shares of common stock outstanding. There are no shares of preferred stock outstanding.

COMMON STOCK

         Each holder of a share of our common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners of common stock at a meeting of the stockholders, including the election of directors. The holders of common stock:

         - have equal, ratable rights to dividends from funds legally available, when as and if declared by our Board of Directors,

         - are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs, and

         - do not have pre-emptive rights, and are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

         All issued and outstanding shares of our common stock are fully-paid and non-assessable.


                           DISCLOSURE OF SEC POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our certificate of incorporation and by-laws provide that we shall indemnify our directors and officers, to the fullest extend permitted under Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

         Insofar as indemnification for liabilities arising under the Securities Act may permitted to directors, our officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

                                  LEGAL MATTERS

         Certain legal matters with respect to the shares of our common stock offered hereby will be passed upon for us by Brock Silverstein LLC, New York, New York 10022.


                                     EXPERTS

         Our financial statements as of December 31, 1997 and 1998, incorporated by referenced in this registration statement, have been audited by Most Horowitz & Company, LLP independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of Most Horowitz as experts in giving their report.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800- SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You may also find more information about us at our web site at http://www.imatecltd.com.

         The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         a. our annual reports on Form 10-KSB for the years ended December 31, 1997and December 31, 1998, filed on April 15, 1998, and filed April 14, 1999; respectively;

         b. our quarterly reports on Form 10-QSB for the quarters ended June 30, 1999, March 31, 1999, June 30, 1998 and September 30, 1998;

         c. our current reports on Form 8-K, dated March 31, 1999, August 21, 1998, July 24, 1998, April 15, 1998, June 5, 1998, October 9,
              1998, October 29, 1998, January 5, 1999 and January 20, 1999 and on Form 8-K/A dated January 13, 1998; and

         d. the description of our capital stock contained in our registration statement on Form 8-A12G, dated October 22, 1996.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                       Dr. Hanoch Shalit
                                       President and Chief Executive Officer
                                       Imatec, Ltd.
                                       150 East 58th Street
                                       New York, NY 19155
                                       (212) 826-0440

         No person has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offering of the Warrants and the common stock issuable upon the exercise of Warrants. If information or representations are given or made you must not rely on it as if we authorized it. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to its date or that there has been no change in our affairs since such date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which such offer or solicitation is not permitted, or to anyone whom it is unlawful to make such offer or solicitation.


     The information in this prospectus is not complete and may be changed.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):

SEC Registration Fee............................................     $7,413

Legal Fees and Expenses.........................................    [$      ]

Blue Sky Fees (including counsel fees)..........................    [$      ]

Accounting Fees and Expenses....................................    [$      ]

Transfer Agent and Registrar Fees...............................    [$      ]

Printing and Engraving Expenses.................................    [$      ]

Miscellaneous...................................................    [$      ]



Total...........................................................    [$      ]

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Company's Certificate of Incorporation provides for indemnification of personal liability of the Directors of the Corporation to the fullest extent permitted by paragraph "7" of Subsection (b) of the Section 102 of the General Corporation Law of the State of Delaware.

         Article VIII of the By-Laws of the Company ("By-Laws"), which is set forth below in its entirety, provides for indemnification of officers, directors, employees and agents substantially to the extent permitted under the Delaware General Corporation Law.

         Article VIII of the By-Laws provides as follows:


                                 "ARTICLE VIII"

                                 INDEMNIFICATION

         The corporation shall indemnify, to the extent permitted by the General Corporation law of Delaware as amended from time to time, (a) each of its present and former officers and directors, and (b) each of its present or former officers, directors, agents or employees who are serving or have served at the request of the corporation as an officer, director or partner (or in any similar position) of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether by or in the right of the corporation by a third party or otherwise, to which such persons is made a party or threatened to be made a party by reason of such office in the corporation or in another corporation, partnership, joint venture, trust or other enterprise. Such indemnification shall inure to the benefit of the heirs, executors and administrators of any indemnified person. To the extent permitted by the General Corporation law of Delaware, under general or specific authority granted by the Board of Directors, (a) the corporation by specific action of the Board of Directors may furnish such indemnification to its agents and employees with respect to their activities on behalf of the corporation; (b) the corporation by specific action of the Board of Directors may furnish such indemnification to each present or former officer, director, employee or agent of a constituent

                                       II
corporation absorbed in a consolidation or merger with the corporation and to each officer, director, agent or employee who is or was serving at the request of such constituent corporation as an officer, director, agent or employee of another corporation, partnership, joint venture, trust or other enterprise; and
(c) the corporation may purchase and maintain indemnification insurance on behalf of any of the officers, directors, agents or employees whom it is required or permitted to indemnify as provided in this Article.

ITEM 15.  EXHIBITS

         (a) The following exhibits will be filed by amendment:

              NO.              EXHIBIT

              4.1(1)           Form of Specimen certificate for shares of Common
                               Stock.

              4.2(2) Revised Form of Redeemable Warrant Agreement by and between the Company and Continental Stock Transfer & Trust Company, including a form of specimen certificate for the Redeemable Warrants.

              4.3(3) Rights Agreement, effective as of August 17, 1998, between the Company and Continental Stock Transfer and Trust Company.

              23.1 Consent of Most Horowitz & Company, LLP independent public accountants.

              23.2             Consent of Brock Silverstein LLC.

ITEM 16.  UNDERTAKINGS

           (a)    The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


                                      III

                                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
                                    Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
                           Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                       IV

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on October 28, 1999.


                                  IMATEC, LTD.

                                  By: /s/HANOCH SHALIT
                                      ------------------------------------------
                                  Name: Hanoch Shalit
                                  Title: President, Chief Executive Officer and Chairman of the Board of Directors

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE             TITLE                                                         DATE
---------             -----                                                         ----
/s/HANOCH SHALIT      President, Chief Executive Officer and Chairman of the        October 28, 1999
------------------    Board of Directors
Hanoch Shalit

/s/STEVEN AI          Ditector                                                      October 28, 1999
------------------
Steven Ai


/s/SIMON CROSS
------------------    Director                                                      October 28, 1999
Simon Cross